UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

ExamWorks Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305
(Address of principal executive offices, including zip code)

(404) 952-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ExamWorks Group, Inc. (the “Company”) approved fiscal year 2012 compensation packages for its named executive officers (“NEOs”) and other executive officers in connection with its first comprehensive review of Company compensation policies and practices following the Company’s initial public offering in late 2010.  Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Committee adopted a compensation structure with meaningful equity and performance components, the ultimate value of which will depend on the Company’s financial results and the market value of its stock.

For the Executive Chairman and Chief Executive Officer, total annual compensation will consist of the following:  base salary will represent 25% of total compensation for the year, a bonus payable in Restricted Stock Units (the “RSU Bonus”) will represent, at Target performance (as discussed below), 25% of total compensation and stock options will represent 50% of total compensation.  For all other NEOs, total annual compensation will consist of the following:  base salary will represent 40% of total compensation for the year and a bonus payable in Restricted Stock Units and stock options will each represent 30% of total compensation assuming at Target performance with respect to the RSU Bonus as discussed below.  After a review of the NEOs’ current base salaries, base salaries were increased from the 2011 fiscal year for all NEOs to make them more competitive with salaries of public companies of a similar size.  Compensation packages for other executive officers and members of the Company’s management team were also approved consistent with those applicable to the NEOs.  The new base salaries will take effect on January 1, 2012.  The Committee did not grant the Company’s NEOs or other executive officers any bonuses for fiscal year 2011.

The RSU Bonuses would be granted in early 2013 based upon the Company’s adjusted EBITDA performance during the 2012 fiscal year.  The amounts of the RSU Bonuses that could be awarded will vary depending on the Company’s percentage achievement of the 2012 fiscal year adjusted EBITDA performance target (the “Target”) set by the Committee.  The Committee believes that the Target is appropriately challenging to achieve and yet provides appropriate incentive for performance since performance at 100% of Target requires significantly improved adjusted EBITDA performance compared to fiscal year 2011.  As a threshold matter, no RSU Bonuses will be granted unless the Company achieves 85% of the Target.  Upon the Company’s achievement of 85% to 115% of the Target, RSU Bonuses will be granted based upon the Company’s percentage achievement of the Target.  Specifically, for every 1% of EBITDA achievement above or below the Target within the range set forth in the previous sentence, the applicable NEO’s total RSU Bonus will increase or decrease, as the case may be, by 6.67% of the RSU Bonus Target Value set forth below.  The maximum RSU Bonus granted cannot have a dollar value exceeding two times the applicable NEO’s RSU Bonus Target Value which would be paid upon the Company’s achievement of 115% of the Target.  If granted, the 2012 RSU Bonuses would vest one-half on June 1, 2013 and one-half on June 1, 2014.

The stock options are expected to be granted in the first week of January 2012 with an exercise price equal to the fair market value of the underlying shares on the date of grant and will vest in one-third annual increments beginning one year from the grant date.  The number of stock options to be granted to each NEO will be calculated as of the grant date using the Black-Scholes valuation model, with the fair value of the options to be issued approximating the percentage of base salary set forth below for each NEO; provided, however, that no more than 275,000 options shall be granted to each of the Executive Chairman and Chief Executive Officer.

        The stock options and RSU Bonuses will be issued under and subject to the terms of the Company’s 2008 Amended and Restated Stock Incentive Plan, as amended.  In addition, the Committee reserved the right to pay discretionary bonuses for fiscal year 2012 to account for unusual or extraordinary circumstances or performance.

For 2012, a summary of NEO compensation is as follows:

	Base Salary	RSU Bonus Target Value*	Options Value**
Richard E. Perlman, Executive Chairman	$500,000	100% of Base Salary	200% of Base Salary
James K. Price, Chief Executive Officer	$500,000	100% of Base Salary	200% of Base Salary
Wesley J. Campbell, President	$400,000	75% of Base Salary	75% of Base Salary
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000	75% of Base Salary	75% of Base Salary
Kevin J. Kozlowski, Chief Information Officer	$300,000	75% of Base Salary	75% of Base Salary

* Assumes adjusted EBITDA performance at 100% of Target.  RSU Target Value will decrease or increase based on performance within the predetermined range of Target and the maximum discussed above.

** Number of options to be calculated using the Black-Scholes valuation method as of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: December 23, 2011	By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Senior Executive Vice President and
Chief Financial Officer